SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 7, 2007

Diomed Holdings, Inc.

Delaware	000-32045	84-1480636
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

1 Dundee Park Andover, MA	01810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978-475-7771)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On February 2, 2007, Diomed Holdings, Inc. (the “Company”), acting at the direction of the Compensation Committee of its Board of Directors, took the following action with respect to employment terms of certain executive officers, as follows:

The Company extended the term of employment of the Company’s Chief Executive Officer, James A. Wylie (“Wylie”), through December 31, 2008.

Additionally, the Company, acting at the direction of the Board’s Compensation Committee, increased the salaries of certain executive officers, as follows: David B. Swank (“Swank”), Chief Financial Officer (increase of $13,500 to $238,500 per annum); Cary Paulette (“Paulette”), Vice President North American Sales of the Company’s wholly-owned subsidiary, Diomed, Inc. (increase of $8,280 to $192,280 per annum) and John Welch (“Welch”), Vice President - Marketing of Diomed, Inc. (increase of $8,370 to $194,370).

Further, the Company, again acting at the direction of the Board’s Compensation Committee, entered into Change in Control Severance Agreements with the following executive officers: Wylie, Swank, Paulette, Welch, Christopher Geberth (“Geberth”), Vice President - Finance, and William Allan (“Allan”), Managing Director of the Company’s wholly-owned subsidiary, Diomed, Ltd. The following summarizes the material terms of the Change in Control Severance Agreements between the Company and each of the executive officers named above:

Term of Change in Control Agreement: Each agreement has a term of two years, commencing February 2, 2007. If a change in control occurs prior to that date, each agreement shall survive until the Company has complied with all of its obligations under the agreement. A “change in control” means the sale of all or substantially all of the Company’s assets, a merger, consolidation or other business combination of the Company, the direct or indirect acquisition of a majority of the Company’s capital stock, a contested election of directors resulting in a change in the majority of the Board or a dissolution or liquidation of the Company.

Accelerated Vesting. If a change in control occurs, any stock options or other equity incentive awards that are held by the executive officers named above and  that have not fully vested prior to that date shall automatically fully vest upon the consummation of the change in control.

Severance Pay and Continued Benefits. If, during the period beginning on the date when a change in control is consummated and ending 540 days thereafter, the employment of any of the executive officers named above is terminated by the Company (other than for cause, death or disability) or by the executive officer for good reason (demotion, reduced compensation, relocation, failure to pay compensation when due, Company’s notice of intent to terminate employment (other than for cause, death or disability) or failure of a successor to the Company to assume the agreement), then that executive officer is entitled to receive severance pay and benefits, as follows: (i) a multiple of his annual pay paid in a lump sum within 10 days of termination, (ii) a pro rated portion of the executive officer’s target annual bonus for the year during which termination occurs and (iii) a multiple of his health, welfare and fringe benefits. The multiple referred to in clauses (i) and (iii) is two years in the case of Wylie and Swank and one and one-half years in the case of Allan, Geberth, Paulette and Welch. The timing of payment of benefits may be delayed if and to the extent necessary to avoid triggering certain tax obligations, in which case the Company shall pay interest on the amount payable for the period of the extended payment. Each executive officer is required to release the Company from any claims he may have against the Company as a condition to receiving the foregoing severance pay and continued benefits.

Excise Tax Gross Up: If certain excise taxes are imposed by taxing authorities on amounts payable under any of the agreements to the executive officer, the Company is required to make an additional payment to “gross up” the amount paid, such that the executive officer will net the same amount after payment of the excise taxes as set forth in the agreements.

Copies of the Company’s Change in Control Severance Agreement with each executive officer named above are attached as exhibits to this Current Report.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

10.1	Change in Control Severance Agreement, dated February 2, 2007, between the Company and James A. Wylie, Jr.

10.2	Change in Control Severance Agreement, dated February 2, 2007, between the Company and David Swank

10.3	Change in Control Severance Agreement, dated February 2, 2007, between the Company and Cary Paulette

10.4	Change in Control Severance Agreement, dated February 2, 2007,between the Company and John Welch

10.5	Change in Control Severance Agreement, dated February 2, 2007, between the Company and William Allan

10.6	Change in Control Severance Agreement, dated February 2, 2007, between the Company and Christopher Geberth

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diomed Holdings, Inc. (Registrant)

Date: February 7, 2007	By:	/s/ JAMES A. WYLIE, JR.
Name: James A. Wylie, Jr.
Title: President and Chief Executive Officer

EXHIBITS

10.1	Change in Control Severance Agreement, dated February 2, 2007, between the Company and James A. Wylie, Jr.

10.2	Change in Control Severance Agreement, dated February 2, 2007, between the Company and David Swank

10.3	Change in Control Severance Agreement, dated February 2, 2007, between the Company and Cary Paulette

10.4	Change in Control Severance Agreement, dated February 2, 2007, between the Company and John Welch

10.5	Change in Control Severance Agreement, dated February 2, 2007, between the Company and William Allan

10.6	Change in Control Severance Agreement, dated February 2, 2007, between the Company and Christopher Geberth